EXHIBIT 99.01


  General Employment News Release

  General Employment Enterprises, Inc., Oakbrook Terrace Tower, Suite 2200,
  Oakbrook Terrace, IL  60181, (630) 954-0400                   AMEX:  JOB

  FOR IMMEDIATE RELEASE
  April 27, 2006

  COMPANY:   General Employment Enterprises, Inc.

  CONTACTS:  Doris A. Bernar
             Communications Manager & Assistant Corporate Secretary
             Phone (630) 954-0495    (630) 954-0592 fax
             e-mail  invest@genp.com



            General Employment Reports Second Quarter Results


  OAKBROOK TERRACE, IL - General Employment Enterprises, Inc. (AMEX:
  JOB) reported net income of $175,000, or $.03 per share, for the quarter ended March 31, 2006, compared with net income of $21,000 for the same quarter last year.

  The Company's consolidated net revenues for the quarter were $5,000,000,up 5% from $4,752,000 for the same quarter last year. Placement service revenues of $2,315,000 were up 17%, while contract service revenues of $2,685,000 decreased 3%.

  Commenting on the Company's performance for the quarter, Herbert F. Imhoff, Jr., board chairman and CEO, said, "Since 2004, there has been a growing demand for the Company's placement services. We saw this trend continue during the second quarter, as the number of placements increased by 11% and average fees rose by 8% over the prior year, resulting in a 17% improvement in placement service revenues. The average contract hourly billing rate increased by 5% during the second quarter. However, this was offset by a 9% decrease in billable hours, and resulted in lower contract service revenues for the period."


                           Six Months Results

  For the six months ended March 31, 2006, the Company had net income of $303,000, or $.06 per share, a 116% increase compared with net income of $140,000, or $.03 per share, for the same period last year. Consolidated net revenues for the six-month period were $9,713,000, up 1% compared with $9,634,000 last year.

  There was no provision for income taxes in either year, because of the availability of losses carried forward from prior years.

  Concluding his comments, Mr. Imhoff said, "I'm pleased by the Company's improved performance this year and expect to see continuing increases, particularly in placement services. Overall, we believe fiscal 2006 should be another good year for General Employment."


                          Business Information

  This news release contains forward-looking statements that are based on management's current expectations and are subject to risks and uncertainties. Some of the factors that could affect the Company's future performance include general business conditions, the demand for the Company's services, competitive market pressures, the ability of the Company to attract and retain qualified personnel for regular full-time placement and contract assignments, and the ability of the Company to attract and retain qualified corporate and branch management.

  General Employment provides professional staffing services through a network of 19 branch offices located in 10 states, and specializes in information technology, accounting and engineering placements. The Company's shares are traded on the American Stock Exchange under the trading symbol JOB.




                    GENERAL EMPLOYMENT ENTERPRISES, INC.
                   CONSOLIDATED STATEMENT OF OPERATIONS
                    (In Thousands, Except Per Share)

                                        Three Months          Six Months
                                       Ended March 31       Ended March 31
                                       2006      2005       2006      2005

Net revenues:
  Contract services                 $ 2,685   $ 2,771    $ 5,323   $ 5,730
  Placement services                  2,315     1,981      4,390     3,904
  Net revenues                        5,000     4,752      9,713     9,634

Operating expenses:
  Cost of contract services           1,902     1,977      3,758     4,060
  Selling                             1,420     1,257      2,690     2,411
  General and administrative          1,554     1,510      3,056     3,056
  Total operating expenses            4,876     4,744      9,504     9,527

Income from operations                  124         8        209       107
Investment income                        51        13         94        33

Net income (1)                      $   175   $    21    $   303   $   140

Average number of shares:
  Basic                               5,148     5,141      5,148     5,139
  Diluted                             5,328     5,383      5,351     5,390

Net income per share -
    basic and diluted               $   .03    $   --    $   .06   $   .03

__________________________________________________
(1) There was no provision for income taxes in either year, because of the availability of losses carried forward from prior years.









                  GENERAL EMPLOYMENT ENTERPRISES, INC.
            SUMMARIZED CONSOLIDATED BALANCE SHEET INFORMATION
                             (In Thousands)




                                                    March 31   September 30
                                                      2006         2005

Assets:
  Cash and cash equivalents                         $ 5,143     $ 5,236
  Accounts receivable, net, and
        other current assets                          2,694       2,496

     Total current assets                             7,837       7,732
  Property and equipment, net                           585         632

     Total assets                                   $ 8,422     $ 8,364


Liabilities and shareholders' equity:
  Current liabilities                               $ 2,269     $ 2,514
  Shareholders' equity                                6,153       5,850

     Total liabilities and shareholders' equity     $ 8,422     $ 8,364